AMENDMENT AGREEMENT NO. 1 TO AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDMENT AGREEMENT NO. 1 TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is made as of March 2, 2012, by and among BLACKROCK FLOATING RATE INCOME TRUST, a Delaware statutory trust (the “Borrower”), the lending institutions listed on the signature pages hereof (collectively, the “Banks”) and STATE STREET BANK AND TRUST COMPANY, as agent for itself and such other Banks (in such capacity, the “Agent”),

WHEREAS, the Borrower, the Banks and the Agent are parties to that certain Amended and Restated Credit Agreement, dated as of March 3, 2011 (as amended and in effect from time to time, the “Credit Agreement”); and

WHEREAS, the parties hereto wish to amend the Credit Agreement as more fully set forth herein;

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

§1.     Definitions.    Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

§2.     Amendments to Credit Agreement.

(a)    Section 1.01 of the Credit Agreement is hereby amended by deleting the definitions of “Adjusted Net Assets”, “Available Amount”, “Fee Letter”, “LIBOR Margin”, “Maximum Amount”, “Overnight Rate”, and “Termination Date” in their entirety and restating each such definition as follows:

“Adjusted Net Assets” means as at any date of determination, an amount equal to (a) the value of the Total Assets of the Borrower minus (b) the Total Liabilities of the Borrower that are not Senior Securities Representing Indebtedness. For purposes of calculating the Adjusted Net Assets, the amount of any liability included in such Total Liabilities shall be equal to the greater of (i) the outstanding amount of such liability or (ii) the fair market value of all assets pledged or otherwise segregated for the benefit of the applicable creditor to secure such liability. For the avoidance of doubt, when calculating the outstanding amount of any liability in respect of any derivative contract, the liability shall be the maximum amount of any termination or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred.

“Available Amount” means, as of any date of determination, an amount equal to the lesser of (a) the Aggregate Commitment Amount as then in effect; (b) the Adjusted Net Asset Limit as then in effect; and (c) the Borrowing Base as then in effect. For the avoidance of doubt, any required repayments of Loans hereunder as a result of the Borrower exceeding the Available Amount as a result of paragraph (c) hereof shall be subject to the provisions of Section 2.05(b) below.

“Fee Letter” means that certain amended and restated fee letter agreement dated as of March 2, 2012 by and between the Borrower and the Agent.

“LIBOR Margin” 0.75%.

“Maximum Amount” means, as at any date of determination, an amount equal to the least of:

(a) the maximum amount of Debt that the Borrower would be permitted to have outstanding at any time pursuant to Applicable Law, including the Investment Company Act;

(b) the maximum amount of Debt that the Borrower would be permitted to have outstanding at any time pursuant to the limitations on borrowings adopted by the Borrower in its Prospectus or elsewhere;

(c) the maximum amount of Debt that the Borrower would be permitted to have outstanding at any time pursuant to any agreements with any Government Authority; or

(d) the maximum amount of Debt that the Borrower would be permitted to have outstanding at any time without violating Section 5.07 or any other provision of this Agreement,

in each case, as in effect at the time of determination.

“Overnight Rate” means, for any day, the higher of (a) 0.75% above the Federal Funds Rate as in effect on that day and (b) 0.75% above the Overnight LIBOR Rate as in effect on such date.

“Termination Date” means March 1, 2013, or such earlier date on which the Commitments terminate or are terminated pursuant to the terms hereof, provided that the Termination Date (and some or all of the Banks’ Commitments to make Loans to the Borrower hereunder) may be extended in accordance with Section 2.09(c).

(b)    Section 1.01 of the Credit Agreement is further amended by inserting the following definitions in the appropriate alphabetical order:

“Asset Coverage Test” has the meaning set forth in Section 5.19 hereof.

“Borrowing Base” means, as of any date of determination, an amount equal to the product of (a) sixty five percent (65%) and (b) the fair market value of all Borrowing Base Eligible Assets of the Borrower as of such date.

“Borrowing Base Eligible Assets” means, as of any relevant date of determination, an amount equal to (a) the value of the Borrower’s Adjusted Total Assets as of such date, minus (b) the fair market value of all assets of the Borrower which are subject to a Lien (other than a Lien in favor of the Agent for the benefit of the Agent and the Banks under the Loan Documents) or otherwise segregated for the benefit of any Person for any liability or obligation owing such Person.

“First Amendment Effective Date” means March 2, 2012.

(c)     Section 2.05(b) of the Credit Agreement is hereby amended by deleting each reference to “Adjusted Net Asset Limit” which appears in Section 2.05(b) and substituting in each place thereof a reference to “Borrowing Base”.

(d)     Section 2.05(d) of the Credit Agreement is hereby amended by deleting the words “exceeds the Aggregate Commitment Amounts or the Commitment Amount of any Bank” which appears on Section 2.05(d) and substituting in place thereof the words “exceeds the Aggregate Commitment Amount, the Commitment Amount of any Bank or the amount set forth in clause (b) of the Asset Coverage Test”.

(e)     Section 2.07(a) of the Credit Agreement is hereby amended by deleting the words “at the rate of 0.15% per annum” which appear in Section 2.07(a) and substituting in place thereof the words “at the rate of 0.05% per annum”.

(f)     Section 2.07(b) of the Credit Agreement is hereby amended by inserting at the end of the text of Section 2.07(b) the following: “In addition, on the First Amendment Effective Date, the Borrower shall pay to the Agent, for its own account, a non-refundable fee in the amount, and in the manner, set forth in the Fee Letter.”

(g)     Section 4.17 of the Credit Agreement is hereby amended by deleting the words “Adjusted Net Asset Limit” which appear in Section 4.17 and substituting in place thereof the words “Borrowing Base”.

(h)     Section 5.01(c) of the Credit Agreement is hereby amended by deleting the words “Adjusted Total Assets and the Adjusted Net Asset Limit” which appear in Section 5.01(c) and substituting in place thereof the words “the Asset Coverage Test and the Borrowing Base”.

(i)     Section 5.19 of the Credit Agreement is hereby amended by deleting Section 5.19 in its entirety and restating it as follows:

SECTION 5.19.    Asset Coverage. The Borrower will not (a) at the time of making any borrowing of any Loan hereunder permit the aggregate amount of Senior Securities Representing Indebtedness to exceed the Adjusted

Net Asset Limit or (b) at any time permit the amount of its Total Liabilities that are Senior Securities Representing Indebtedness to exceed 38% of Adjusted Net Assets (the “Asset Coverage Test”).

§3.    Representations and Warranties.    The Borrower hereby represents and warrants as follows:

(a)    Representations and Warranties in Credit Agreement. The representations and warranties of the Borrower contained in the Credit Agreement are true and correct on and as of the date hereof and with the same force and effect as it made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(b)    No Default. No Default or Event of Default has occurred and is continuing.

(c)    Authority, Etc. The execution and delivery by the Borrower of this Amendment and the Borrower’s performance of this Amendment and the Credit Agreement as amended hereby (as so amended, the “Amended Agreement”) (i) are within the Borrower’s corporate powers, (ii) have been duly authorized by all necessary corporate action on the part of the Borrower, (iii) require no Governmental Authorizations, Private Authorizations or Governmental Filings by the Borrower which have not already been obtained or made, (iv) do not contravene, or constitute a default under, any provision of (A) any Applicable Law unless the violation of such Applicable Law could not reasonably be expected to have a Material Adverse Effect, (B) the Charter Documents of the Borrower, or (C) any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower unless such contravention or violation could not reasonably be expected to have a Material Adverse Effect, and (v) do not result in the creation or imposition of any Lien on any asset of the Borrower (other than Liens in favor of the Agent to secure the Obligations and Liens permitted pursuant to Section 5.08 of the Credit Agreement).

(d)    Enforceability of Obligations. This Amendment has been duly executed and delivered by the Borrower. Each of this Amendment and the Amended Agreement constitutes the valid and legally binding agreement of the Borrower, in each case enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought in equity or at law).

§4.    Effectiveness.    This Amendment shall be effective as of the date first written above (the “First Amendment Effective Date”) upon the receipt by the Agent of the following:

(a)    counterparts of this Amendment duly executed and delivered by each of the Borrower, the Banks and the Agent and counterparts of the amended and restated Fee Letter, duly executed by the Agent and the Borrower;

(b)    a certificate duly executed by an officer of the Borrower which is reasonably satisfactory to the Banks to the effect set forth in clauses (c) (provided if the Borrower is not submitting a Notice of Borrowing on the First Amendment Effective Date, reference to borrowings shall not be required) and (d) of Section 3.02 of the Credit Agreement, such certificate to be dated as of the First Amendment Effective Date and to be in form and substance reasonably satisfactory to the Agent;

(c)    a duly executed certificate from the Secretary or Assistant Secretary of the Borrower in form and substance reasonably satisfactory to the Agent and dated as of the First Amendment Effective Date as to the incumbency of, and bearing specimen signatures of, the Authorized Signatories who are authorized as of the date hereof to execute and take actions hereunder and under the Loan Documents for and on behalf of the Borrower (or a certification that the incumbency of the Authorized Signatories set forth on that certificate delivered to the Agent pursuant to Section 3.01(f) of the Credit Agreement on the Effective Date (the “Closing Date Certificate”) remains true and accurate as of the date hereof); and certifying and attaching copies of (i) Charter Documents, with all amendments thereto (or a certification that the Charter Documents delivered to the Agent and referenced in the Closing Date Certificate have not been amended, supplemented or modified and are in full force and effect); (ii) the resolutions of the Borrower’s Board of Trustees authorizing the transactions contemplated hereby; (iii) the current Prospectus as then in effect (or a certification that the Prospectus delivered to the Agent and referenced in the Closing Date Certificate has not been amended, supplemented or modified and is currently in effect); (iv) the investment management agreement between the Borrower and the Investment Adviser as then in effect (or a certification that the investment management agreement delivered to the Agent and referenced in the Closing Date Certificate has not been amended, supplemented or modified and is in full force and effect); and (v) the Custody Agreement (or a certification that the Custody Agreement delivered to the Agent and referenced in the Closing Date Certificate has not been amended, supplemented or modified and is in full force and effect);

(d)    a legal existence and good standing certificate for the Borrower from the Secretary of State of the State of Delaware dated as of a recent date;

(e)    a copy of the certificate of trust of the Borrower, with all amendments, certified as of a recent date by the Secretary of State of the State of Delaware; and

(f)    payment of all fees and expense payable hereunder and under the Fee Letter.

§5.    Ratification of the Borrower.    The Borrower ratifies and confirms in all respects all of its obligations to the Agents and the Banks under the Credit Agreement and the other Loan Documents and hereby affirms its absolute and unconditional promise to pay to the Banks and the Agents the Loans made to it and all other amounts due from it under the Credit Agreement as amended hereby. The Credit Agreement and this Amendment shall be read and construed as a single agreement. All references in the Credit Agreement or any related agreement or instrument to the Credit Agreement shall hereafter refer to the Credit Agreement as amended hereby.

§6.    Miscellaneous.    This Amendment shall be a Loan Document for all purposes under the Credit Agreement. This Amendment shall be governed by and construed in accordance with the laws of the State of New York. Except as specifically amended by this Amendment, the Credit Agreement and all other agreements and instruments executed and delivered in connection with the Credit Agreement, including, without limitation, the other Loan Documents, shall remain in full force and effect. This Amendment is limited specifically to the matters set forth herein and does not constitute directly or by implication an amendment or waiver of any other provision of the Credit Agreement or any of the other Loan Documents. Nothing contained herein shall constitute a waiver of, impair or otherwise affect any Obligations, any other obligation of the Borrower or any rights of the Agents and the Banks consequent thereon. This Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. Delivery of an executed signature page to this Amendment by facsimile transmission or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Amendment, provided, the Borrower does agree to provide the Agent with an original manually signed counterpart of this Amendment within five (5) Business Days of the First Amendment Effective Date. In proving this Amendment it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

BLACKROCK FLOATING RATE INCOME TRUST

By:
Name:
Title:

STATE STREET BANK AND TRUST COMPANY, Individually and as Agent

By:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

BLACKROCK FLOATING RATE INCOME TRUST

By:
Name:
Title:

STATE STREET BANK AND TRUST COMPANY, Individually and as Agent

By:
Title:	Karen A. Gallagher
Vice President